SUB-CUSTODY AGREEMENT

THIS SUB-CUSTODY AGREEMENT (“Agreement”), dated as of December 10, 2014, is entered into by and between THE HUNTINGTON NATIONAL BANK, a national bank organized under the laws of the United States (the “Custodian””), CROSS SHORE DISCOVERY FUND, a Delaware statutory trust (the “Trust”) and CITCO BANK CANADA, a bank organized and existing under the laws of Canada (“Sub-custodian” or “Sub-Custodian”).

W I T N E S S E T H:

WHEREAS, the Custodian serves as custodian and foreign custody manager for the Trust pursuant to a certain custody agreement between the Trust and the Custodian dated December 10, 2014, and

WHEREAS, the Custodian wishes to employ the Sub-custodian to provide for the custody and safekeeping of certain assets of the Trust as required by the 1940 Act, and to provide related services, all as provided herein, and Sub-custodian is willing to accept such employment, subject to the terms and conditions herein set forth;

WHEREAS, the Adviser serves as the investment adviser of the Trust pursuant to a certain investment advisory agreement between the Adviser and the Trust dated December 10, 2014.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Custodian, the Trust and the Sub-custodian hereby agree, as follows:

Definitions: The following words and phrases, when used in this Agreement, unless the context otherwise requires, shall have the following meanings:

1940 Act shall mean the Investment Company Act of 1940, as amended from time to time.

Adviser shall mean Cross Shore Capital Management, LLC.

Applicable Law shall mean with respect to each jurisdiction, all (a) laws, statutes, treaties, regulations, guidelines (or their equivalents); (b) orders, interpretations, licenses and permits; and (c) judgments, decrees, injunctions, writs, orders and similar actions by a court of competent jurisdiction, compliance with which is required or customarily observed in such jurisdiction.

Authorized Person(s) shall mean any person, whether or not any such person is an officer or employee of the Adviser, who is duly authorized by the Trust to give Instructions on behalf of the Trust in accordance with Section 5 herein, and named in Appendix A attached hereto and as amended in writing from time to time.

Book-Entry System shall mean a federal book-entry system as provided in Subpart O of Treasury Circular No. 300, 31 CFR 306, in Subpart B of 31 CFR Part 350, or in such book-entry regulations of federal agencies as are substantially in the form of Subpart O.

Business Day shall mean any day that the New York Stock Exchange is open for business.

“CFN” or “Citco Funds Net” means the Sub-custodian’s online trading platform (atwww.citcofunds.net) used (i) to receive information on Securities and (ii) to give the Sub-custodian Instructions in respect of the Trust’s account(s).

Clearing Corporation shall mean any entity or system established for purposes of providing securities settlement and movement and associated functions for a given market.

Dividend and Transfer Agent shall mean the dividend and transfer agent appointed, from time to time, pursuant to a written agreement between the dividend and transfer agent and the Trust.

Instruction(s) shall mean Written Instructions. Instructions may be continuing Written Instructions when deemed appropriate by both parties.

Investment(s) shall mean any investment asset of the Trust, including without limitation, Money Market Securities and Securities.

Money Market Security shall mean debt obligations issued or guaranteed as to principal and/or interest by the government of the United States or agencies or instrumentalities thereof, commercial paper, obligations (including certificates of deposit, bankers’ acceptances, repurchase agreements and reverse repurchase agreements with respect to the same), and time deposits of domestic banks and thrift institutions whose deposits are insured by the Federal Deposit Insurance Corporation, and short-term corporate obligations where the purchase and sale of such securities normally require settlement in federal funds or their equivalent on the same day as such purchase and sale, all of which mature in not more than thirteen (13) months.

SEC shall mean the Securities and Exchange Commission of the United States.

Security or Securities shall mean Money Market Securities and any certificates, instruments or documents representing rights to or interests in, any registered or unregistered investment company, collective investment fund, commodity pool or other pooled investment vehicle.

Securities Depository shall mean a central or book entry system or clearing agency established under Applicable Law for purposes of recording the ownership, transfer, and/or entitlement to investment securities for a given market.

Written Instructions means communications in writing actually received by the Sub-custodian from an Authorized Person in accordance with Section 5. A communication in writing includes a communication by facsimile, telex or between electro-mechanical or electronic devices as set forth in Section 5.

1. Appointment of Sub-custodian; Acceptance.

1.1 Custodian hereby designates, constitutes, and appoints Sub-custodian as custodian for certain Investments and cash owned by the Trust at any time during this Agreement, and Sub-custodian hereby accepts such appointment and agrees to perform the duties thereof as provided in this Agreement.

2. Representations and Warranties of Custodian.

2.1 Custodian hereby represents and warrants that it is a national bank duly organized under the laws of the United States of America and that this Agreement has been duly executed by the Custodian and to the best of Custodian’s knowledge will not violate any Applicable Law or any agreement, instrument judgment order or decree which Custodian is a party or to which it is bound. Custodian further represents that it has been appointed by the Trust to act as the Trust’s custodian and foreign custody manager.

3. Representations and Warranties of Sub-custodian.

3.1 Sub-custodian hereby represents and warrants that it is a bank organized under the laws of Canada and that this Agreement has been duly executed by the Sub-custodian and to the best of Sub-custodian’s knowledge will not violate any Applicable Law or any agreement, instrument, judgment order or decree which Sub-custodian is a party to or to which it is bound.

4. Representation and Warranties of Trust.

4.1 Trust hereby represents and warrants that it is a statutory trust organized under the laws of the State of Delaware and that this Agreement has been duly executed by the Trust and to the best of the Trust’s knowledge will not violate any Applicable Law or any agreement, instrument, judgment order or decree which the Trust is a party to or to which it is bound.

5.	Instructions.

5.1 Authorized Persons. The Sub-custodian may treat any Authorized Person having full authority to issue Instructions hereunder. The Sub-custodian shall be entitled to rely upon the authority of any Authorized Person until it receives appropriate written notice from the Trust to the contrary.

5.2 Form of Instruction. Each Instruction, shall be transmitted by such secured or authenticated electro-mechanical means as Sub-custodian shall make available to the Trust from time to time unless the Trust shall elect to transmit such Written Instruction in accordance with Subsections (a) through (c) of this Section.

(a) Instructions. Instructions may be transmitted in a writing that bears the manual signature of Authorized Persons.

(b) Trust Designated Secured-Transmission Method. Instructions may be transmitted through a secured or tested electro-mechanical means identified by the Trust and acknowledged and accepted by the Sub-custodian it being understood that such acknowledgment shall authorize the Sub-custodian to accept such means of delivery but shall not represent a judgment by the Sub-custodian as to the reasonableness or security of the means utilized by the Authorized Person.

(c) Other Forms of Instruction. Instructions may also be transmitted by another means determined by the Trust and acknowledged and accepted by the Sub-custodian (subject to the same limits as to acknowledgements as are contained in Subsection (b), above) including Instructions by SWIFT or telefax (whether tested or untested).

When an Instruction is given by means established under Subsections (a) through (c), it shall be the responsibility of the Sub-custodian to use reasonable care to adhere to any security or other procedures established in writing between the Sub-custodian and the Trust with respect to such means of Instruction, but the Trust shall be solely responsible for determining that the particular means chosen is reasonable under the circumstances. The parties agree and acknowledge that receipt of legible instructions cannot be assured, that the Sub-custodian cannot verify that authorized signatures on telefax instructions are original or properly affixed, and that the Sub-custodian shall not be liable for losses or expenses incurred through actions taken in reliance on inaccurately stated, illegible or unauthorized (so long as such unauthorized instructions were reasonably believed by Sub-custodian to be authorized) telefax instructions. The provisions of Section 4A of the Uniform Commercial Code shall apply to funds transfers performed in accordance with Instructions.

5.3 Completeness and Contents of Instructions. The Trust shall be responsible for assuring the adequacy and accuracy of Instructions. Particularly, upon any acquisition or disposition or other dealing in Investments and upon any delivery and transfer of any Investment or moneys, the person initiating the Instruction shall give the Sub-custodian an Instruction with appropriate detail. If the Sub-custodian determines that an Instruction is either unclear or incomplete, the Sub-custodian may give prompt notice of such determination to the Trust, and the Trust shall thereupon amend or otherwise reform the Instruction. In such event, the Sub-custodian shall have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction.

5.4 Timeliness of Instructions. In giving an Instruction, the Authorized Persons shall take into consideration delays which may occur due to the involvement of an agent, differences in time zones, and other factors particular to a given market, exchange or issuer. When the Sub-custodian has established specific timing requirements or deadlines with respect to particular classes of Instruction, or when an Instruction is received by the Sub-custodian at such a time that it could not reasonably be expected to have acted on such instruction due to time zone differences or other factors beyond its reasonable control, the execution of any Instruction received by the Sub-custodian after such deadline or at such time (including any modification or revocation of a previous Instruction) shall be at the risk of the Trust.

5.5 Refusal by Sub-Custodian to Execute Instructions. The Sub-Custodian may, in its reasonable discretion and at all times acting in good faith, refuse to execute any Instruction where (i) the Trust does not have sufficient Securities for a redemption order, (ii) execution of an Instruction would result in a breach of Applicable Law, (iii) a trade order is given in a currency the Sub-Custodian does not settle in, or (iv) the execution of the Instruction may otherwise lead to material risk on the part of the Sub-Custodian. The Sub-Custodian shall not refuse any Instruction relating to the acquisition of an Investment without seeking to notify the Trust in advance.

5.6 Losses. Any losses resulting from the market’s failure to settle any transaction will be borne solely by the Trust.

5.7 Compliance. The Trust shall be solely responsible for compliance with any investment policies, guidelines, restrictions on ownership or other restrictions whatsoever in relation to Securities, which may from time to time be binding on the Trust and/or the Sub-Custodian when providing Clearing and Settlement Services. The Sub-Custodian shall at no time be responsible for monitoring the aforementioned investment policies, guidelines or other restrictions.

5.8 Existing and Future Interests in Private Investment Funds. In instructing the Sub-Custodian to purchase Securities in or hold interests in private investment funds organized outside of the U.S. (“LP”) for its account, the Trust agrees that the Sub-Custodian is authorized to debit the Trust’s Account for the amount required to be paid in connection with the purchase. The Trust shall provide authorization for any future amount(s) required to be paid in relation to any capital calls or commitments, or any other requirements as required by the LP at the time of payment and agrees to deposit sufficient funds in each such Account to satisfy such requirements.

The Trust understands that the investment in the LP shall be made in the name of the Sub-Custodian on behalf of the Trust. Furthermore, the Trust understands that the Sub-Custodian shall inform the LP that the investment is being made on behalf of the Trust and that all obligations are those of the Trust and not of the Sub-Custodian. The Trust acknowledges that the investment is made at the exclusive risk of the Trust and that the Sub-Custodian shall have no obligation or responsibility whatsoever (other than its obligations set forth herein) in connection with the LP’s interests held in any Account on behalf of the Trust, including without any limitation, any responsibility to respond to, or provide capital in connection with, any capital calls or other requirements as set out in the LP’s offering documents, subscription agreements or limited partnership agreements (collectively, the “LP Agreement”).

For every transaction relating to purchasing or holding interests in an LP, the Trust instructs the Sub-Custodian to sign all required documentation and any addenda, supplements, restatements and/or replacements thereto and thereof, on the Trust’s behalf, informing the LP that the Trust is the responsible party and that the Sub-Custodian only acts in a nominee capacity.

The Trust agrees not to transfer any beneficial interest of the investment or holding in the LP, directly or indirectly, to any person or entity, unless the representations made by the Sub-Custodian on the Trust’s behalf on the LP Agreement would continue to be true.

The Trust further agrees to furnish the Sub-Custodian with all relevant LP materials, (private placement memorandum, LP Agreement or equivalent) five (5) days in advance of placing the Instruction regarding the LP. Failure to provide such documents to the Sub-Custodian within this time frame may result in the Sub-Custodian refusing to execute the Instruction.

6. Purchase and Sale of Investments.

6.1 Delivery of Investments. During the term of this Agreement, the Trust will cause to be delivered to the Sub-custodian all Investments to be held by the Sub-custodian for the account of the Trust. Sub-custodian will not have any duties or responsibilities with respect to such Investments until actually received by the Sub-custodian. Investments shall be deposited in accounts in the Trust’s name that include only assets held by the Sub-custodian for the Trust, including but not limited to accounts in which the Sub-custodian acts in a fiduciary or representative capacity. The Sub-custodian shall not be responsible for any Securities, moneys or other assets of the Trust until actually received. All Securities beneficially owned by the Trust and held by the Sub-custodian for the benefit of the Trust shall be freely transferable without the payment of money or value to the Sub-custodian other than for safe custody or administration as provided for in this Agreement.

6.1.1 Purchase of Investments. With respect to Trust Investments purchased and to be held at the Sub-custodian, an Authorized Person shall deliver to the Sub-custodian, after any such purchase, Instructions specifying with respect to each such purchase the:

(a)	Name of the issuer and the title of the securities;

(b)	Number of shares, principal amount purchased (and accrued interest, if any) or other units purchased;

(c)	Date of purchase and settlement;

(d)	Purchase price per unit;

(e)	Total amount payable;

(f)	Name of the person from whom, or the broker through which, the purchase was made; and

(g)	Name of the person to whom such amount is payable.

The Sub-custodian shall, against receipt of these Investments, pay out of the moneys held for the account of the Trust the total amount specified in the Instructions to the person named therein. With respect to any such Investment that constitutes an interest in a repurchase agreement, the Sub-custodian shall assure that the collateral reflected on the transaction advice is received by the Sub-custodian.

6.2. Sale of Investments. After each sale of Investments by the Trust, an Authorized Person shall deliver to the Sub-custodian Instructions, specifying with respect to each such sale the:

(a)	Name of the issuer and the title of the Investments;

(b)	Number of shares, principal amount sold (and accrued interest, if any) or other units sold;

(c)	Date of sale and settlement;

(d)	Sale price per unit;

(e)	Total amount receivable;

(f)	Name of the person to whom, or the broker through which, the sale was made; and

(g)	Name of the person to whom such Investments are to be delivered.

The Sub-custodian shall deliver the Investments against receipt of the total amount specified in the Instructions.

6.3 Delivery Versus Payment for Purchases and Sales. Purchases and sales of Investments effected by Sub-custodian will be made on a delivery versus payment basis in accordance with generally accepted trade practices, or the terms of the instrument representing such Investment. The Sub-custodian may, in its sole discretion, upon receipt of Instructions, elect to settle a purchase or sale transaction in some other manner.

6.4 Advances for Settlement. Except as otherwise may be agreed upon by the parties hereto, Sub-custodian shall not be required to comply with any Instructions to settle the purchase of any Investments on behalf of the Trust unless there is sufficient cash in the account at the time or to settle the sale of any Investments from such an account unless such Investments are in deliverable form.

6.5 Safekeeping of Trust Assets. The Sub-custodian shall hold Investments for the account of the Trust and shall segregate Investments from assets belonging to the Sub-custodian and shall cause its agents to segregate Investments from assets belonging to the agent in an account held for the Trust or in an account maintained by the agent generally for non-proprietary assets of the Sub-custodian. In the event of a loss of a Security for which loss the Sub-custodian is responsible under the terms of this Agreement, the Sub-custodian shall replace such Security, or in the event that such replacement cannot be effected, the Sub-custodian shall pay to the Trust the fair market value of such Investment based on the last available price as of the close of business in the relevant market on the date that a claim was first made to the Sub-custodian with respect to such loss, or, such other lesser amount as shall be agreed by the parties. The Sub-custodian shall not be responsible for (a) the safekeeping of Investments not delivered or that are not caused to be issued to it or its agents, or, (b) pre-existing faults or defects in Investments that are delivered to the Sub-custodian or its agents.

7. Administrative Duties Sub-custodian.

7.1 Duties. Sub-custodian shall perform the following administrative duties with respect to and in connection with Investments of the Trust.

7.1.1 Segregation of Non-Cash Assets. All Investments and non-cash property held by the Sub-custodian for the account of the Trust (other than Investments maintained in a Securities Depository or Book-entry System) shall be physically segregated from other Investments and non-cash property in the possession of the Sub-custodian and shall be identified as subject to this Agreement. All Investment and non-cash property of the Trust held by the Sub-custodian shall not be subject to any right, security interest, lien or claim of any kind in favor of the Sub-custodian or its creditors, except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the Sub-custodian arising under bankruptcy, insolvency or similar laws. Beneficial ownership of the Investments shall be freely transferable without payment of money or value other than for safe custody or administration,

7.1.2 Securities in Bearer and Registered Form. All Investments held which are issued or issuable only in bearer form, shall be held by the Sub-custodian in that form; all other Investments held for the Trust may be registered in the name of the Sub-custodian. The Trust agrees to furnish to the Sub-custodian appropriate instruments to enable the Sub-custodian to hold, or deliver in proper form for transfer, any Investments that it may hold for the account of the Trust and which may, from time to time, be registered in the name of the Trust. Investments which are certificated may be held in registered or bearer form in the Sub-custodian’s vault or in an account maintained by the Sub-custodian at a Securities Depository, all in accordance with customary market practice in the jurisdiction in which any Investments are held. Investments which are registered may be registered in the name of the Sub-custodian or in the name of the Trust or a nominee for any of the foregoing, and may be held in any manner set forth in this Section 7 with or without any identification of fiduciary capacity in such registration. Investments which are represented by book-entry may be so held in an account maintained by the book-entry agent on behalf of the Sub-custodian or a Securities Depository.

7.1.3 Contractual Obligations and Similar Investments. The Trust’s Investments will include interests in registered or unregistered investment companies, collective investment funds, commodity pools and other pooled investment vehicles, which ownership interests may not be represented by certificate (whether registered or bearer), by entry in a Securities Depository or on the Book-Entry System. The Sub-custodian shall (a) receive and retain, to the extent the same are provided to the Sub-custodian, confirmations or other documents evidencing such Investments; and (b) perform on the Trust’s account in accordance with the terms of the applicable arrangement, but only to the extent directed to do so by Instruction. With respect to such Investments, Sub-custodian shall execute and submit, on behalf of the Trust, any subscription agreements or related documents necessary for the purchase of such Investment. Sub-custodian shall retain any such subscription agreements or related documents.

7.1.4 Duties of Sub-custodian as to Securities. Unless otherwise instructed by the Custodian, with respect to all Investments held for the Trust, the Sub-custodian shall:

(a)	Collect all income due and payable with respect to such Investments;

(b)	Present for payment and collect amounts payable upon all Investments which may mature or be called, redeemed, or retired, or otherwise become payable; and

(c)	Execute, as Sub-custodian, any necessary declarations or certificates of ownership under the laws or regulations of any other taxing authority, including any foreign taxing authority, now or hereafter in effect.

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7.1.5 Certain Actions Upon Instructions. Upon receipt of a Instructions and not otherwise, the Sub-custodian shall:

(a)	Execute and deliver to such persons as may be designated in such Instructions proxies, consents, authorizations, and any other instruments whereby the authority of the Trust as beneficial owner of any Investments may be exercised;

(b)	Deliver any Security in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, merger, consolidation, or recapitalization of any registered or unregistered investment company, collective investment fund, commodity pool or other pooled investment vehicle or the exercise of any conversion privilege;

(c)	Deliver any Security to any protective committee, reorganization committee, or other person in connection with the reorganization, merger, consolidation, recapitalization, or sale of assets of any registered or unregistered investment company, collective investment fund, commodity pool or other pooled investment vehicle, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

(d)	Make such transfers or exchanges of the assets of the Trust and take such other steps as shall be stated in the Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Trust; and

(e)	Deliver any Securities held for the Trust for tender or other similar offers.

7.1.6 Sub-Custodian to Deliver Proxy Materials. The Sub-custodian shall promptly deliver to the Adviser all notices, proxy material and executed but unvoted proxies pertaining to shareholder meetings of Securities held by any Fund. The Sub-custodian shall not vote or authorize the voting of any Securities or give any consent, waiver or approval with respect thereto unless so directed by Instructions.

7.1.7 Sub-Custodian to Deliver Tender Offer Information. The Sub-custodian shall promptly deliver to the Adviser all information received by the Sub-custodian pertaining to Securities held by the Trust with respect to tender or exchange offers, calls for redemption or purchase, or expiration of rights. If the Trust desires to take action with respect to any tender offer, exchange offer or other similar transaction, the Adviser shall notify the Sub-custodian at least two Business Days prior to the date on which the Sub-custodian is to take such action.

7.1.8 Sub-custodian to Deliver Security and Transaction Information. The Sub-custodian shall furnish the Adviser a detailed statement of monies and Investments via CFN held for the Trust under this Agreement and with confirmations and a summary of all transfers to or from the account of the Trust. Where Securities are transferred to the account of the Trust without physical delivery, the Sub-custodian shall also identify as belonging to the Trust Securities shown on the Sub-custodian’s books. With respect to information provided by this section, it shall not be necessary for the Sub-custodian to provide formal notice as described below. It shall be sufficient to communicate by such means as shall be mutually agreeable to the Adviser and the Sub-custodian.

7.2 Ownership Certificates and Disclosure of the Custodian’s Interest. The Sub-custodian is hereby authorized to execute on behalf of the Trust ownership certificates, affidavits or other disclosure required under Applicable Law or established market practice in connection with the receipt of income, capital gains or other payments by the Trust with respect to Investments, or in connection with the sale, purchase or ownership of Investments.

7.3 Other Dealings. The Sub-custodian shall otherwise act as directed by Instruction, including without limitation effecting the free payments of moneys or the free delivery of Investments, provided that such Instruction shall indicate the purpose of such payment or delivery and that the Custodian shall record the party to whom the payment or delivery is made.

7.4 Nondiscretionary Details. The Custodian shall attend to all nondiscretionary details in connection with the sale or purchase or other administration of Investments, except as otherwise directed by an Instruction.

8. Cash Accounts, Deposits, Money Movements, & Trust Borrowings.

8.1 Cash Deposits. During the term of this Agreement, the Custodian will deliver or cause to be delivered to the Sub-custodian all moneys to be held by the Sub-custodian for the account of the Trust. Subject to the terms and conditions set forth in this Section 8 and the prior written approval of the Custodian, the Sub-custodian shall open and maintain cash accounts in United States Dollars, in such other currencies as are the currencies of the countries in which Trust maintains Investments or in such other currencies as Custodian shall from time to time request by Written Instruction. Sub-custodian shall be entitled to reverse any deposits made on Trust’s behalf where such deposits have been entered and moneys are not finally collected within twenty (20) days of the making of such entry.

8.1.1 Types of Accounts. Cash accounts opened on the books of the Sub-custodian (Principal Accounts) shall be opened in the name of the Trust. Sub-custodian shall hold all cash received by it for the account of the Trust in accordance with Rule 17f-3 under the 1940 Act. Such accounts collectively shall be a deposit obligation of the Sub-custodian and shall be subject to the terms of this Section 8 and the general liability provisions contained in this Agreement.

Cash accounts opened on the books of a Sub-custodian’s agent may be opened in the name of the Trust or the agent for its customers generally (Agency Accounts). Such deposits shall be obligations of the agent, and shall be treated as an Investment of the Trust. Accordingly, the Sub-custodian shall be responsible for exercising reasonable care in the administration of such accounts but shall not be liable for their repayment in the event such agent by reason of its bankruptcy, insolvency or otherwise, fails to make repayment through no fault of the Sub-custodian.

8.1.2 Administrative Accounts. In connection with the services provided hereunder, the Sub-custodian is hereby directed to open cash accounts on its books and records from time to time for the purposes of aggregating, netting and/or clearing transactions or other administrative purposes, each on behalf of the Trust.

8.2 Payments and Credits with Respect to the Cash Accounts. The Sub-custodian shall make payments from or deposits to any of the cash accounts in the course of carrying out its administrative duties, including but not limited to income collection with respect to Investments, and otherwise in accordance with Instructions. The Sub-custodian and its agents shall be required to credit amounts to the cash accounts only when moneys are actually received in cleared funds in accordance with banking practice in the country and currency of deposit. Any credit made to any Principal or Agency Account or any other trust account before actual receipt of cleared funds shall be provisional and may be reversed by the Sub-custodian or its agent in the event such payment is not actually collected. Unless otherwise specifically agreed in writing by the Sub-custodian or any agent, all deposits shall be payable only at the branch of the Sub-custodian or agent where the deposit is made or carried.

8.3 Delays. If no event of Force Majeure shall have occurred and be continuing and in the event that a delay shall have been caused by the negligence or willful misconduct of the Sub-custodian in carrying out an Instruction to credit or transfer cash, the Sub-custodian shall be liable to the Trust : (a) with respect to Principal Accounts, for interest to be calculated at the rate customarily paid on such deposit by the Sub-custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected; and, (b) with respect to Agency Accounts, for interest to be calculated at the rate customarily paid on such deposit by the Sub-custodian on overnight deposits at the time the delay occurs for the period from the day when the transfer should have been effected until the day it is in fact effected. The Sub-custodian shall not be liable for delays in carrying out such Instructions to transfer cash which are not due to the Sub-custodian’s own negligence or willful misconduct.

8.4 Borrowings. In connection with any borrowings by the Trust, the Custodian will cause to be delivered to the Sub-custodian by a bank or broker requiring securities as collateral for such borrowings (including the Sub-custodian if the borrowing is from the Sub-custodian), a notice or undertaking in the form currently employed by such bank or broker setting forth the amount of collateral. The Custodian shall promptly deliver to the Sub-custodian Instructions specifying with respect to each such borrowing: (a) the name of the bank or broker, (b) the amount and terms of the borrowing, which may be set forth by incorporating by reference an attached promissory note duly endorsed by the Trust, or a loan agreement, (c) the date, and time if known, on which the loan is to be entered into, (d) the date on which the loan becomes due and payable, (e) the total amount payable to the Trust on the borrowing date, and (f) the description of the securities securing the loan, including the name of the issuer, the title and the number of shares or other units or the principal amount. The Sub-custodian shall deliver or segregate or otherwise identify on its books on the borrowing date specified in the Instructions the required collateral against the lender’s delivery of the total loan amount then payable, provided that the same conforms to that which is described in the Instructions. The Sub-custodian shall deliver or segregate or otherwise identify on its books, in the manner directed by the Custodian, such securities as additional collateral, as may be specified in Instructions, to secure further any borrowing transaction. The Custodian shall cause all securities released from collateral status to be returned directly to the Sub-custodian and the Sub-custodian shall receive from time to time such return of collateral as may be tendered to it.

8.5 Advances. With respect to any payment of cash made by the Sub-custodian under this Agreement to facilitate settlement or otherwise for the benefit of the Trust (“Advance”), should such payment cause any Principal or Agency Account to be overdrawn either during, or at the end of, any Business Day, the Trust hereby:

a)	shall repay immediately the overdrawn amount upon demand made by the Sub-custodian.

b)	acknowledges that the Sub-custodian may, in its sole discretion, charge interest accruing from the date of such overdraft to but not including the date of such repayment at the rate per annum customarily charged by the Sub-custodian on similar overdrafts.

In addition, and not in limitation of any other right or remedy (including any right to set-off, counterclaim, or otherwise withholding of payment under any agreement or applicable law, rule or regulation), the Sub-Custodian will at its option have the right to set-off any such overdraft payment obligation owed or due by the Trust to the Sub-Custodian under this Agreement against any sum or obligation (whether or not arising under this Agreement or otherwise, and whether matured or unmatured) owed or due by the Sub-Custodian to the Trust; provided, however, that no set-off shall be effected prior to three business days from the date of the written notice to the Trust of any such outstanding obligation (“Waiting Period”). At the conclusion of the Waiting Period, if the overdraft payment obligation remains unsatisfied, the Sub-custodian shall have an automatically perfected statutory security interest in any Investments purchased with any such unpaid Advance pursuant to the Uniform Commercial Code as in effect in the State of New York.

9. Responsibility of Sub-custodian.

9.1 The Sub-Custodian shall exercise the same degree of care in the safekeeping of the assets of each Investment as it uses in respect of its own property of a similar nature in its custody. The Sub-Custodian shall have no liability or responsibility for any property until it in fact is received by the Sub-Custodian, as applicable.

9.2 The Sub-Custodian shall not be liable for any act or omission or for the solvency of any sub-custodian, agent or third party appointed (which is not an affiliate), provided that the Sub-Custodian can demonstrate that it acted in a commercially reasonable manner in the selection and ongoing monitoring of any such sub-custodian, agent or third party. The Sub-Custodian shall only appoint a sub-custodian, agent or third party where it is unable to provide the particular service itself and shall inform the Custodian of any such appointment.

9.3 The Sub-Custodian shall not be liable for any act or omission or for the solvency of any sub-custodian, agent or third party, which the Sub-Custodian is either compelled or directed to appoint by the Custodian and the Trust, or applicable law.

9.4 The Sub-Custodian does not warrant nor has any responsibility whatsoever for the contents of the Trust’s registration statement or net asset value calculation of the Trust and shall not be required to participate in the management or administration of the Trust.

All Securities which have been purchased for the Custodian and/or Trust by the Sub-Custodian will be registered in the name of the Sub-Custodian for the benefit of the Trust, as the case may be. Such registration will be subject, however, to payment in full of all moneys due in connection with such purchase (including, for the avoidance of doubt, the gross purchase price). If such indebtedness is not satisfied by the Custodian and/or Trust within 5 Business Days of the date the same became due and written notice thereof is given to the Company, such Securities will be freely available to be enforced upon by the Sub-Custodian.

The Sub-Custodian will be under no obligation whatsoever to the Custodian and/or Trust in connection with Securities referred to above unless and until the Custodian and/or Trust has satisfied its payment obligations to the Sub-Custodian in full.

9.5 Limitations on Liability of Sub-custodian; Indemnification. Except as otherwise provided herein, the Sub-custodian shall not be liable for any loss or damage, including legal fees, resulting from its action or omission to act or otherwise, except for any such loss or damage arising directly out of its negligence, fraud or willful misconduct.

With respect to any losses, reasonable expenses or damages incurred by the Trust which arise from negligence, fraud or willful misconduct by the Sub-Custodian, its directors, officers, employees or agents, the Trust shall look solely to the Sub-custodian to indemnify it for such losses, expenses or damages.

The Trust shall bear all risks of investing in Securities or holding cash denominated in a particular currency.

9.6 Indemnification by Trust. The Trust shall indemnify and hold harmless the Sub-Custodian and its affiliates, officers, directors and employees (collectively, the Sub-Custodian Indemnified Parties”) from and against any losses, reasonable expenses (including legal fees), liabilities, obligations, damages, penalties, judgments, actions, suits or costs actually sustained or incurred by them in connection with the performance of the Sub-custodian’s obligations and duties hereunder, except to the extent arising solely out of its negligence, fraud or willful misconduct of the Sub-Custodian Indemnified Parties.

9.7 Indemnification by Custodian. Custodian shall indemnify and hold harmless the Sub-Custodian Indemnified Parties from and against any losses, reasonable expenses, liabilities, obligations, damages, penalties, judgments, actions, suits or costs actually sustained or incurred by them as a result of the acts or omissions of the Custodian except to the extent arising out of the negligence, fraud or willful default of the Sub-Custodian Indemnified Parties.

9.8 Priority of Indemnities of Trust and Custodian. With respect to the indemnities from the Trust and the Custodian to the Sub-Custodian, the Sub-Custodian shall first look to the Trust to indemnify it, except in the event that the losses, reasonable expenses, etc. arise from the negligent action, negligent omission, willful misconduct or any breach of this Sub-Custody Agreement or the Custody Agreement between the Trust and the Custodian by the Custodian, its directors, officers, employees or agents.

9.9 Indemnification by the Sub-Custodian. The Sub-Custodian shall indemnify and hold harmless the Trust and its affiliates, officers, directors and employees (collectively, the “Trust Indemnified Parties”) from and against any direct losses, reasonable expenses (including legal fees), liabilities, obligations, damages, penalties, judgments, actions, suits or costs actually sustained or incurred by them solely as a result of the negligence, fraud or willful misconduct of the Sub-Custodian Indemnified Parties.

9.10 In any case in which one party hereto may be asked to indemnify the other or hold the other harmless, the party from whom indemnification is sought (the “Indemnifying Party”) shall be advised of all pertinent facts concerning the situation in question, and the party claiming a right to indemnification (the “Indemnified Party”) will notify the Indemnifying Party of any situation which presents or appears to present a claim for indemnification against the Indemnifying Party. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of the indemnification, and in the event the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party and the Indemnifying Party will so notify the Indemnified Party and thereupon such Indemnifying Party shall take over the complete defense of the claim and the Indemnifying Party shall sustain no further legal or other expenses in such situation for which indemnification has been sought under this paragraph. In no case shall any party claiming the right to indemnification confess any claim or make any compromise in any case in which the other party has been asked to indemnify such party (unless such confession or compromise is made with such other party’s prior written consent).

9.11 Duties of Sub-custodian. The Sub-custodian hereby agrees to use commercially reasonable efforts, judgment and due care in performing its obligations and duties pursuant to this Agreement.

In performing its obligations hereunder, the Sub-custodian may rely on the genuineness of any document that it believes in good faith to have been validly executed by or on behalf of the Trust and Custodian. In the event that any document of title relating to a security is lost, the Sub-Custodian shall make commercially reasonable efforts to obtain a duplicate copy if such a duplicate copy is available. When the person or body issuing such a duplicate copy requires an indemnity, the Trust agrees to provide to the Sub-Custodian such counter-indemnity as the Sub-Custodian may require, unless the loss is due to the Sub-Custodian’s negligence, fraud, or willful misconduct. The Sub-custodian shall not be liable in any way whatsoever for any act or omission by, or the solvency of the Custodian. The Sub-custodian shall have no duties, responsibilities or liability with respect to the acts or omissions of any prior custodian or their sub-custodians or agents.

9.12 Limitation of Performance. The Sub-custodian shall not be responsible under this Agreement for any failure to perform its duties, and shall not be liable hereunder for any loss, claim or damage in association with such failure to perform, for or in consequences of the following causes:

9.12.1 Force Majeure. Any circumstance or event which is beyond the reasonable control of the Sub-custodian or any agent of the Sub-custodian, provided that the effects of such event could not have been foreseen, prevented or mitigated, and which adversely affects the performance by the Sub-custodian of its obligations hereunder, or any other agent of the Sub-custodian, including, without limitation, any event caused by, arising out of or involving (a) an act of God, (b) accident, fire, water or wind damage or explosion, (c) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (d) any interruption of the power supply or other utility service, (e) any strike or other work stoppage, whether partial or total, (f) any delay or disruption resulting from or reflecting the occurrence of any Country or Sovereign Risk, or (g) any disruption of, or suspension of trading in, the securities, commodities or foreign exchange markets (each an “event of Force Majeure”).

9.12.2 Failure of Third Parties. The failure of any third party including: (a) any issuer of Investments or Book-entry Agent or other agent of an issuer; (b) any counterparty with respect to any Investment, including any issuer of exchange-traded or other futures, option, derivative or commodities contract; or (c) failure of an investment adviser or other agent of the Trust or (d) failure of other third parties similarly beyond the control or choice of the Sub-custodian.

9119.3 Information Sources. Reliance by Sub-custodian upon or inaccuracies in information received from issuers of Investments or agents of such issuers, and from other commercially reasonable sources provided that the Sub-custodian has relied upon such information in good faith, or for the failure of any commercially reasonable information provider.

9.12.4 Reliance on Instruction. Action by the Sub-custodian in accordance with an Instruction.

9.12.5 Restricted Securities. The limitations inherent in the rights, transferability or similar investment characteristics of a given Investment of the Trust.

9.13 No Enforcement Actions. Notwithstanding anything to the contrary in this Agreement, Sub-custodian shall not be under any duty or obligation to take legal action on behalf of the Trust or Custodian. In the event that the Sub-Custodian does agree to take action by legal means or otherwise on behalf of the Trust or Custodian it shall not do so unless and until (i) it shall be directed to take such action by Instructions and (ii) it shall be assured to its satisfaction (including prepayment thereof) of reimbursement of all its costs and expenses in connection with any such action.

9.14 No Duty to Supervise Investments. Sub-custodian shall not be under any duty or obligation to ascertain whether any Investments at any time delivered to or held by it for the account of the Trust are such as properly may be held by the Trust under the provisions of the Trust’s declaration of trust and the Trust’s By-laws.

10. Compensation of Sub-custodian.

The Sub-custodian shall be entitled to receive and the Custodian agrees to pay to the Sub-custodian such compensation as shall be determined pursuant to Appendix B attached hereto, or as shall be determined pursuant to amendments to Appendix B as approved by the Custodian and the Sub-custodian.

11. Reports and Records.

11. 1. Provision of Records to Trust. Provided that the Trust and the Custodian have entered into an Online Access Agreement in the form set out in Appendix C hereof, the Sub-Custodian shall provide the Trust and the Custodian with access to CFN.

11.2 Books and Records Generally. Make available to the Custodian, the Trust, and its and their agents, employees and auditors upon reasonable request and during normal business hours of the Sub-custodian, all records maintained by the Sub-custodian pursuant to its obligations under this Agreement. Without limiting the generality of the foregoing, the Sub-custodian shall set up and maintain proper books of account and complete records of all transactions in the accounts maintained by the Sub-custodian hereunder in such manner as will meet the obligations of the Trust under the 1940 Act.

11.3 Examination by the Custodian. The Custodian shall examine all records, however produced or transmitted, promptly upon receipt thereof and notify the Sub-custodian promptly of any discrepancy or error therein.

12. Miscellaneous.

12.1 DAMAGES. UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION LOST PROFITS OR LOSS OF GOODWILL ARISING OUT OF THIS AGREEMENT OR THE PURCHASE OF PRODUCTS OR SERVICES HEREUNDER.

12.2 Entire Agreement. This Agreement and the appendices attached hereto constitutes the entire agreement between the Custodian, the Trust and the Sub-custodian and supersedes any other oral or written agreements heretofore in effect between the Trust and the Custodian and the Sub-custodian with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by an instrument in writing signed by the party against which enforcement of the amendment or termination is sought, provided, however, that an Written Instruction shall, whether or not such Written Instruction shall constitute a waiver, amendment or modification for purposes hereof, be deemed to have been accepted by the Sub-Custodian when it commences actions pursuant thereto or in accordance therewith.

12.3 Binding Effect; Assignment. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Sub-custodian or the Trust, and no attempted assignment by the Sub-Custodian or Trust shall be effective without the written consent of the Custodian. Each party agrees that only the parties to this agreement and /or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Trust or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

12.4 GOVERNING LAW, JURISDICTION AND VENUE; JURY WAIVER. This Agreement and any claim or dispute arising out of or under this Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflict of laws. The parties therefore submit to the exclusive jurisdiction and venue of the state and federal courts located in New York for any action arising out of, connected with, related to or incidental to the relationship between the parties in connection with this Agreement. Each party expressly waives any objection to jurisdiction or venue in such courts.

CUSTODIAN, SUB-CUSTODIAN AND TRUST ACKNOWLEDGE AND AGREE THAT THERE MAY BE A CONSTITUTIONAL RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR LAWSUIT ARISING AMONG THEM, BUT THAT SUCH RIGHT MAY BE WAIVED. ACCORDINGLY, THE PARTIES AGREE THAT NOTWITHSTANDING SUCH CONSTITUTIONAL RIGHT, IN THIS COMMERCIAL MATTER THE PARTIES BELIEVE AND AGREE THAT IT SHALL BE IN THEIR BEST INTEREST TO WAIVE SUCH RIGHT, AND, ACCORDINGLY, HEREBY WAIVE SUCH RIGHT TO A JURY TRIAL AND FURTHER AGREE THAT THE BEST FORUM FOR HEARING ANY CLAIM, DISPUTE, OR LAWSUIT, IF ANY, ARISING IN CONNECTION WITH THIS AGREEMENT OR THE RELATIONSHIP AMONG CUSTODIAN, SUB-CUSTODIAN AND TRUST SHALL BE A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

12.5 Notices. Notices and other writings contemplated by this Agreement, other than Instructions, shall be delivered (a) by hand, (b) by first class registered or certified mail, postage prepaid, return receipt requested, (c) by a nationally recognized overnight courier, delivery charge prepaid, or (d) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, or by overnight courier delivery charge prepaid, to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

If to Custodian:

The Huntington National Bank.

7 Easton Oval EA4E70

Columbus, OH 43219

Attn: Custody Services

If to Sub-custodian:

Citco Bank Canada

2 Bloor Street Est, Suite 2700

Toronto, Ontario M4W 1A8

Canada

If to Trust:

Cross Shore Discovery Fund

c/o Huntington Asset Services, Inc.

2960 N. Meridian Street, Suite 300

Indianapolis, IN 46208

or such other address as the Custodian, ,Sub-custodian or Trust may have designated in writing to the other. Such Notice shall be deemed received when delivered if by hand or by facsimile transmission, on the third business day after mailing if sent by registered or certified mail, and on the next business day if sent by overnight courier. All notices delivered to Custodian hereunder shall include a copy to: The Huntington National Bank, 37 West Broad Street, HP1002, Columbus, OH 43215, Attn Corporate Sourcing. Receipt by Corporate Sourcing shall not constitute notice under this Agreement.

12.6 Headings. The headings of paragraphs in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

12.7 Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but each such counterpart shall, together, constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by the Custodian, Trust and the Sub-custodian. A photocopy or telefax of the signed signature page to the Agreement shall be acceptable evidence of the existence of the Agreement and the Custodian shall be protected in relying on such photocopy or telefax until the Custodian has received the original signed copy of the Agreement.

12.9 Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any bank examiner of the Custodian or any Sub-custodian, any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law.

12.10 Termination. Either Custodian or Sub-Custodian may terminate this Agreement for any reason by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of giving of such notice.

If such notice is given by the Custodian, it shall be accompanied by a Notice designating a successor sub-custodian or sub-custodians. Upon the date set forth in such notice this Agreement shall terminate, Sub-custodian, shall deliver, on that date, directly to the successor custodian all Securities and monies then owned by the Trust and held by it as Sub-custodian. Upon termination of this Agreement, the Custodian shall pay to the Sub-custodian such compensation as may be due as of the date of such termination.

This Agreement shall terminate with immediate effect:

(i) if there is a material breach by any party of its obligations under this Agreement (which for the avoidance of doubt shall include a failure by the Custodian to pay its debts to the Sub-custodian when they become due), which, if capable of being remedied, is not remedied with thirty (30) days of receipt of written notice from another party. Provided that Sub-Custodian will provide transition services until the assets are moved to a successor sub-custodian or no later than sixty (60) days after receipt of written notice from another party; or

(ii) if (i) a party becomes insolvent, or makes an assignment for the benefit of creditors, or a petition in bankruptcy or other insolvency law proceedings are filed by or against that party and, in the case of an involuntary petition or other proceedings against that party, are not discharged within twenty (20) days, or proceedings for the appointment of a receiver for that party are commenced and, in the case of involuntary proceedings against that party, are not discontinued within twenty (20) days, (ii) the Trust has merged with another entity, or (iii) the dissolution or liquidation of the Trust, the Custodian or the Sub-Custodian.

12.11 Compliance With Laws

12.11.1 General Compliance. Each party shall comply with all Applicable Laws applicable to such party and/or applicable to the performance of such party’s obligations or exercise of its rights or remedies under this Agreement.

12.11.2 Permits, Licenses, Etc. Sub-custodian shall procure all approvals, bonds, certificates, insurance, inspections, licenses, and permits that any Laws require for the performance of Sub-custodian’s obligations under this Agreement.

12.11.3 OFAC. Sub-custodian warrants that neither Sub-custodian, nor any person who owns a direct interest in Sub-custodian, nor any of its Affiliates or Representatives is (a) an individual or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) or the Office of Foreign Asset Control (“OFAC”) regulations; (b) an individual or entity with whom Custodian or any financial institution is prohibited from dealing or otherwise prohibited from engaging in business under any U.S.

Law, executive order or list published by OFAC ; or (c) an individual or entity that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC as its official website or any replacement website or other replacement official publication of such list. If at any time any of the representations contained in this Section are no longer true, Sub-custodian will immediately notify Custodian.

12.12 Insurance. Sub-custodian shall at all times maintain insurance which it reasonably believes is adequate and proportionate to the business it provides.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

CITCO BANK CANADA			THE HUNTINGTON NATIONAL BANK

By:	/s/ Amo Boelaars	/s/ Scott R. Case	By:	/s/ Paula Gorby
Name:	Amo Boelaars	Scott R. Case	Name:	Paula Gorby
Title:	Authorized Signatory	Managing Director	Title:	Authorized Signer
Date:	December 16, 2014	December 16, 2014	Date:	December 10, 2014

CROSS SHORE DISCOVERY FUND

By:	/s/ Bryan Haft
By:	Bryan Haft
Title:	Treasurer, Cross Shore Discovery Fund
Date:	December 10, 2014

APPENDIX A

Authorized Persons	Specimen Signatures

APPENDIX B

SUB CUSTODY FEE SCHEDULE

The Custodian shall receive payment by the Trust for all services rendered under this agreement. The Custodian will retain $1,000 of the Administrative Domestic fee plus transaction fees related to any services rendered by Huntington, and the Sub-Custodian shall receive the remainder of the Administrative Domestic fees and transaction fees related to services performed by Citco, in accordance with the fees listed below.

I.	Fees

Administrative Domestic Fee

• First $50 Million of Market Value	- 3.00 basis points

• In Excess of $50 Million of Market Value	- 1.50 basis points

Annual Minimum Fee Per Fund Account	- $5,000 per account

II.	Transaction Fees & Other Services

Transaction Fee

$250 per transaction, for the following transaction types:

1.	A subscription;

2.	A redemption ;

3.	A capital call;

4.	A switch;

5.	An external transfer in or out (external means it results in a re-registration with the transfer agent);

6.	A corporate actions as defined below:

–	Exchange Offer – An offer by a Fund allowing Shareholders to switch part or all of their holding into another Fund

–	Compulsory Redemptions – Initiated by the Fund.

–	Redemption Offer – An offer usually as a result of a Fund restructure.

–	Subscription Offers – An offer usually due to a Fund raising capital or introducing Shareholders to a new Fund and allowing them to subscribe

–	Shareholder Consent forms – Received as a result of a Fund allowing Shareholders to Consent to a specific option, or elect to receive a specific type of security because the Fund has lost liquidity. The Consent can be based on pending trades and (or) entire shareholdings.

–	Tender Offer – Usually received when a buyer in the market intends to buy large quantities of stock in the market and has given investors the opportunity to sell at a specific price.

$50 per transaction, internal transfers with no external re-registration required

Cancellation/amendment fees	$100

Conversion charges

Where the Customer switches a position of shares within the same group of funds, the transaction fee applicable to that security will be charged for either the sale or the purchase only.

Wire Transfer Fee

• Outgoing Wires	$15 per transaction

• Physical Check	$5 per check

Customized or adhoc reporting	$100 per report

APPENDIX C

ONLINE ACCESS AGREEMENT

THIS AGREEMENT is made this 10th day of December, 2014 between

Citco Bank Canada		And	The Huntington National Bank
Address:	2 Bloor Street East Suite 2700 Toronto, Ontario M4W 1A8 Canada		Address:	41 S. High Street Columbus, OH 43215

Phone:	00 1 647 426 5500		Phone:

Fax:	00 1 647 426 5300		Fax:

BIC:			BIC:

[Referred to herein as “Sub-custodian”]			[Referred to herein as “Custodian”]

Cross Shore Discovery Fund

Address:

Phone:

Fax:

[Referred to herein as “Trust”]

Operative provision:

All the terms of the Sub-Custody Agreement dated December 10, 2014 shall apply to and form part of this Online Access Agreement as if the same were set out herein. In the event of a conflict between the conditions contained in the Sub-Custody Agreement and the conditions contained in this Online Access Agreement, the conditions contained in this Online Access Agreement shall prevail.

WHEREAS:

(A)	The Trust and Custodian desire to access and use the Citco Funds Net on the Internet at www.citcofunds.net (“CFN”) (i) to receive information on Securities and (ii) to give the Sub-custodian instructions in respect of the Trust’s account(s) and to have the Sub-custodian act upon such instructions as set forth in Annex A (the “Online Services”); and

(B)	The Sub-custodian is willing to provide such information and accept such instructions through CFN on the terms and conditions set forth herein, subject to the Sub-Custody Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Right to Access. The Sub-custodian hereby grants the Trust and Custodian the right to access and use CFN in accordance with the terms and conditions of this Online Access Agreement to perform the Online Services. Except as provided herein, the Online Services shall be subject to the same terms, conditions, warranties and representations of the Sub-Custody Agreement.

2.	Authorized Persons. The Trust and Custodian will select persons authorized to use the Online Services on its behalf (“Authorized Persons”) and identify such persons to the Sub-custodian. The Sub-custodian will assign an identifier and password to each such Authorized Person. The Sub-custodian will take all commercially reasonable security measures, including means within CFN to limit access to Online Services only to Authorized Persons. The Trust and Custodian and Authorized Persons will maintain their respective identifiers and passwords in confidence. The Trust and Custodian will familiarize their respective Authorized Persons with all of the Trust and Custodian’s obligations under the Sub-Custody Agreement, including this Online Access Agreement. The Trust will assure that their respective Authorized Persons are qualified to send instructions for the account of the Trust.

For the avoidance of any doubt the parties agree that the Custodian shall only have access to CFN to receive information on Securities and shall not under any circumstances be able to give any instructions in respect of the Trust’s account(s).

The Trust shall not permit any Authorized Person to send instructions for the account of the Trust unless such Authorized Person meets all applicable legal requirements and any eligibility criteria, whether established by the Sub-custodian or a third party, including, without limitation, criteria established by the broker or manager of any Security, applicable to such service. The Trust understands and agrees that it is responsible for any and all information, including messages and instructions, entered, transmitted or received under identifiers and passwords of Authorized Persons, and for the trading and other consequences thereof. If any third party shall access the Trust account through CFN using the identifier and password of an Authorized Person, the Trust will indemnify and hold harmless the Sub-custodian against any liability, costs or damages arising out of claims by Trust or such third parties based upon or relating to such access.

3.	Confidentiality and Ownership. Except for the security and transaction information input to CFN, which is proprietary to the Trust, the Trust and Custodian acknowledge that all information on CFN, including but not limited to the databases thereon, and the selection, co-ordination, and arrangement of the contents thereof (collectively, the “Information”), are trade secrets, proprietary to the Sub-custodian. The Trust and Custodian agree to keep such Information confidential and to utilize such Information solely for its own trading activities. The Trust and Custodian further agree to take or cause to be taken all commercially reasonable precautions to maintain the secrecy and confidentiality of such Information. The Trust and Custodian shall not disclose, and shall use commercially reasonable efforts not to permit the disclosure of, any part of such Information to any other person. The Trust and Custodian will not use or permit the use of CFN or any of the Information for any illegal purpose. The Trust and Custodian further acknowledge that CFN and all intellectual property rights therein, including the Information, are the property of the Sub-custodian, and that the Trust and Custodian will have no right to reproduce, sell, license, or distribute any Information or any portion of CFN without the prior approval thereof by the Sub-custodian.

4.	Website System Changes. The Trust and Custodian acknowledge and agree that, without prior notice and without the advice to or consent of Trust and Custodian, the form and content of any display on CFN may be modified at any time and in any way, including terminating any information or service provided thereon except Sub-custodian will not eliminate the data and its reporting obligations outlined in the Agreement.

5.	No Online Investment Advice. The Trust and Custodian understand that the information available on CFN is not investment advice of any kind, nor does CFN purport to offer any opinion with respect to the nature, potential value or suitability of any particular Securities transaction or investment strategy.

6.	Online Instructions. With respect to instructions regarding the Trust’s account(s) received by the Sub-custodian using CFN, the following provisions apply:

6.1	the Trust shall indemnify and hold the Sub-custodian harmless from and against all claims, demands, liabilities, costs, charges, damages, losses, expenses and consequences of whatever nature which may be brought or preferred against the Sub-custodian or that may be suffered, incurred or sustained by the Sub-custodian by reason or on account of having acted in accordance with such instructions, whether wrongly or mistakenly given or not;

6.2	the Trust shall not make any claim against the Sub-custodian by reason of or on account of the Sub-custodian having so acted in accordance with such instructions; and

6.3	the Trust acknowledges and confirms that such instructions, if accepted by the Sub-custodian, result in agreements that are binding upon the Trust; and

7.	Internet-Related Difficulties. The Trust shall indemnify and hold the Sub-custodian harmless from and against all claims, demands, liabilities, costs, charges, damages, losses, expenses and consequences that may be brought or preferred against the Sub-custodian by reason or on account of equipment failure, communication line failure, system failure security failure on the Internet, unauthorized access, or theft, or any problem, technological or otherwise, that might prevent the Trust from accessing CFN. The Trust further agrees that it will not be compensated for “lost opportunity,” including but not limited to, for inability to enter an order online due to technical difficulties, where the desired Security increased in value or a Security held decreased in value DISCLAIMER. ALL INFORMATION PROVIDED ON CFN IS “AS IS,” WITHOUT WARRANTIES, CONDITIONS, OR REPRESENTATIONS OF ANY KIND, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE TRUST AND CUSTODIAN ACKNOWLEDGES AND AGREES THAT THERE IS NO ASSURANCE THAT INFORMATION ON CFN IS TIMELY, ACCURATE OR COMPLETE. IN PARTICULAR, BUT WITHOUT LIMITING THE FOREGOING, THE TRUST AND CUSTODIAN UNDERSTANDS THAT THE SUB-CUSTODIAN DEPENDS AMONGST OTHER THINGS, ON THE SELLERS OF NON-READILY MARKETABLE SECURITIES OR OTHER THIRD PARTY PROVIDERS FOR MOST OR ALL OF THE INFORMATION CONCERNING THOSE SECURITIES AND THAT ERRORS ALSO OCCUR IN INFORMATION COMPILED OR PREPARED BY THE SUB-CUSTODIAN OR ITS AFFILIATES. THE TRUST AND CUSTODIAN UNDERSTANDS THAT THERE WILL BE A DELAY BETWEEN THE TIME THAT THE SUB-CUSTODIAN RECEIVES CHANGES TO THIS INFORMATION AND THE CORRESPONDING CHANGE TO THE INFORMATION ON CFN, AND THAT THE SUB-CUSTODIAN DOES NOT VERIFY THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST DATA OR LOST PROFITS, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR RELATING TO THIS AGREEMENT.

8.	Amendments. Any provision of this Online Access Agreement may be amended only if such amendment is in writing and signed by the Sub-custodian, the Trust and Custodian.

9.	Execution. This Online Access Agreement may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Online Access Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

CITCO BANK CANADA			THE HUNTINGTON NATIONAL BANK

By:	/s/ Amo Boelaars	/s/ Scott R. Case	By:	/s/ Paula Gorby
Name:	Amo Boelaars	Scott R. Case	Name:	Paula Gorby
Title:	Authorized Signatory	Managing Director	Title:	Authorized Signer
Date:	December 16, 2014	December 16, 2014	Date:	December 18, 2014

CROSS SHORE DISCOVERY FUND

By:	/s/ Bryan Haft
By:	Bryan Haft
Title:	Treasurer, Cross Shore Discovery Fund
Date:	December 10, 2014

ANNEX A

ONLINE SERVICES

The following services shall be covered by the Online Access Agreement:

1.	to receive information on Securities; and

2.	to give the Sub-Custodian instructions in respect of the Trust’s account.